SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 6, 2007

Date of Report (Date of earliest event reported)

EDGAR Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26071	06-1447017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Washington Street, Norwalk, Connecticut 06854

(Address of principal executive offices) (Zip Code)

(203) 852-5666

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

TheBean, LLC (“TheBean”), an entity controlled by Susan Strausberg, a director of EDGAR Online, Inc. (the “Company”) has entered into a pre-arranged stock sales plan (the “Plan”) intended to qualify under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to sell up to 216,000 shares of Company common stock over time.

Under the Plan, a broker not affiliated with the Company may, over a period of time starting on November 6, 2007 and ending on December 1, 2008, sell up to 216,000 shares of Company common stock held by TheBean, at specific market prices, subject to specified limitations. The Plan will terminate, among other reasons, when sales under the Plan reach 216,000 shares, but in no event later than December 1, 2008. The maximum number of shares to be sold pursuant to the Plan represents approximately 12% of TheBean’s combined current holdings of the Company’s common stock.

Rule 10b5-1 plans permit individuals who are not in possession of material non-public information to establish pre-arranged plans to buy or sell Company stock. These plans can minimize the market effect of insider purchases or sales by spreading these purchases or sales over a more extended period than the limited trading “windows” designed by the Company’s internal securities trading policy.

Specific sales transactions under the Plan will be disclosed publicly as required by applicable securities laws. Except as may be so required, the Company does not undertake any obligation to update or report any modification, termination, or other activity under TheBean’s Plan or any other plan that may be adopted by other officers or directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2007	EDGAR ONLINE, INC.

/s/ Philip D. Moyer
Philip D. Moyer
Chief Executive Officer and President